NEWS RELEASE

NCR names Mark D. Benjamin to the role of
President & Chief Operating Officer

ATLANTA, September 21, 2016 -- NCR Corporation (NYSE: NCR), the leader in Omni-Channel solutions, announced today that Mark D. Benjamin is joining the company as President and Chief Operating Officer. Benjamin will report to Chairman and CEO Bill Nuti, and will be responsible for Sales, Industry Solutions Management, Product Development, Services and Supply Chain Operations.

Benjamin joins NCR from Automatic Data Processing, Inc. (ADP), where he spent 24 years in a series of global assignments. He joined ADP as an account representative and moved up in a number of leadership positions, including ADP’s small business and employer services divisions. Most recently, Benjamin served as the president of ADP’s Global Enterprise Solutions division, leading a team of 20,000 employees, and managing a multi-billion-dollar portfolio of businesses serving clients in over 100 countries.

"Mark brings relevant experience and a great track record of leadership and performance to NCR,” Bill Nuti, Chairman and CEO said. “Mark's knowledge of cloud-based services, building strong recurring revenue models, the global environment and our go-to-market industries will be invaluable to this next phase of our growth. I'm proud to have a person of his integrity and background joining my team. This is the right time to add this critical role at NCR. The company is performing well, we have established momentum in key markets and solutions, and a continued focus on execution is our top priority."
“I am honored to join the NCR leadership team,” said Benjamin. “NCR has quickly emerged as a leading innovator with strong vision, the right strategy, and solid growth prospects. Their strategic focus on Omni-Channel is paying off for them and their customers. As the Omni-Channel market matures, customers are increasingly looking for a company that can provide innovative, integrated solutions that harness the powerful insights of data. I look forward to helping NCR, and our customers, achieve their full potential over the coming years.”
Benjamin earned his bachelor’s degree in Business Administration, International Finance and Marketing from the University of Miami.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in Omni-Channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware and portfolio of services, NCR enables more than 600 million transactions daily across retail, financial, travel, hospitality, telecom and technology, and small business. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Ga., with more than 30,000 employees, and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries.

Web site: www.ncr.com
Twitter: @NCRCorporation
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LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com